FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT:	Manuel O. Morera, CFO
Pharma-Bio Serv, Inc.
info@pharmaservpr.com

PRESS RELEASE

PHARMA-BIO SERV ANNOUNCED OPENING OF IRELAND OFFICE

Dorado, Puerto Rico, September 18, 2007. Pharma-Bio Serv, Inc. (OTCBB: PBSV), a leading provider of regulatory compliance and validation services headquartered in Dorado, Puerto Rico, today announced that it is opening an Irish affiliate to serve the Ireland and United Kingdom market.  Founded in 1993, Pharma-Bio Serv has a track record of satisfied customers in Puerto Rico, the United States and Europe.

Elizabeth Plaza, Pharma-Bio Serv’s chief executive officer, said, “The opening of our Ireland office confirms our commitment to meet our vision:  To become world leaders in validation, regulatory compliance and technical support services,  helping our clients meet the challenges of regulatory enforcement and globalization.”

The Ireland affiliate will be headed by Jackie Dornan.  Ms. Dornan has 18 years of experience in the Ireland pharmaceutical industry, where she has been head and principal of CompuCal Software Solutions since 1995.

Ireland Minister for Enterprise, Trade and Employment, Michael Martin, said, “This development supports Ireland’s National Development Strategy of establishing itself as a knowledge intensive hub. Pharma-Bio Serv (Ireland) introduces new knowledge-intensive service skills, such as compliance, validation, technology transfer and technical support services to the Irish market; thus strengthening Ireland’s position and ability to deliver on innovative knowledge intensive services. This will support Ireland’s strategic objectives of delivering the skill sets required to meet the challenges of today’s biopharmaceutical sector”.

About Pharma-Bio Serv, Inc.

Pharma-Bio Serv, Inc. is a Puerto Rico-based company which offers consulting services to the pharmaceutical, biotechnology and chemical manufacturing industries, including many of the World’s major international pharmaceutical firms.

Forward-Looking Statements:

Statements in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission filings, including the Risk Factors and the Management’s Discussion and Analysis of Financial Conditions and Results of Operations included in the Company’s Form 10-KSB the Management’s Discussion and Analysis of Financial Conditions and Results of Operations in the Form 10-KSB and Form 10-QSB for the quarter ended July 31, 2007. In addition, general industry and market conditions and growth rates, including market and economic conditions affecting Puerto Rico, and general economic conditions could affect such statements. Any forward-looking statements speaks only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.